Exhibit 10.27
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) dated May 25, 2007, is between INPLAY TECHNOLOGIES, INC., a Nevada corporation (“InPlay”), and Timothy Kuhn (“Executive”).
RECITALS
A. Executive currently serves as the General Manager and Vice-President of Business Development for the Duraswitch division of InPlay. InPlay desires to assure itself of the continued availability of Executive.
B. Executive and InPlay are parties to an Employment and Separation Agreement dated May 25, 2007.
AGREEMENT
In consideration of the mutual covenants, premises, terms, and conditions of the parties set forth herein, and the performance of each, InPlay and Executive hereby agree as follows:
ARTICLE I
EMPLOYMENT
1.1 Employment. InPlay hereby employs Executive, and Executive hereby accepts such employment, to serve as Sr. Vice President General Manager for the Duraswitch division of InPlay and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by InPlay and the Executive.
1.2 Best Efforts of Executive. Executive shall devote the required business time, attention, and efforts to the performance of Executive’s duties under this Agreement, and shall serve InPlay faithfully and diligently while employed by InPlay.
1.3 Hours Worked Flexibility. In consideration for Executive’s efforts as described in Articles 1.1 and 1.2, InPlay will allow Executive to have work hours flexibility to meet family responsibilities. InPlay will also maintain Executive’s base salary as defined in 1.4(a) this Agreement, while allowing such flexibility. Executive agrees to meet the requirements of Articles 1.1 and 1.2 and responsibly perform his duties and services while maintaining such flexibility.
1.4 Compensation.
     (a) Base Salary. InPlay shall pay to Executive, as full compensation for the services rendered by Executive, during Executive’s employment under this Agreement, as salary at a rate of $120,000 per annum to be paid in equal bi-weekly installments.
     (b) New Licensee Bonus. InPlay shall pay to Executive, during Executive’s employment under this Agreement, a bonus of $3,000 per each new qualified licensee. To qualify for the bonus the licensee must sign a licensing agreement, commit to $20,000 in armature sales, and make payments of at least $5,000 toward the purchases of armatures. Executive will be paid the bonus upon completion of all three above requirements.
     (c) Licensing Revenue Bonus. InPlay shall pay to Executive, during Executive’s employment under this Agreement, a bonus of 5.0% of licensing revenues (earned at the time recorded on InPlay’s books as revenue). Licensing revenue as defined for this Agreement could consist of the sale of licensed components or upfront fees related to geographic, industry or technology exclusivity.

ARTICLE II
TERMINATION; RIGHTS ON TERMINATION
2.1 Definitions.
     (a) “Termination” shall mean the termination of Executive’s status as an employee of InPlay or any successor of InPlay.
     (b) “Termination Occurrences” shall mean one of the following events:
(i)	If InPlay is acquired by, or merges with, another company and Executive is asked to leave InPlay or the successor company.

(ii)	Any termination of Executive without cause by InPlay or a successor company.

(iii)	If InPlay, or a successor company, does not allow hours worked flexibility as described in Article 1.3, or maintain Executive’s per annum Base Salary per Article 1.4(a), Executive may claim termination for “good reason.”
2.2 Compensation and Termination Provisions. If any of the events defined as Terminations Occurrences occurs, Executive shall be entitled to nine (9) months (19.5 biweekly salary payments) of severance pay at the Executive’s current rate of annual Base Salary.